Exhibit 99.1

     First PacTrust Bancorp, Inc. Announces Annual Meeting Dates

    CHULA VISTA, Calif.--(BUSINESS WIRE)--Feb. 3, 2004--First PacTrust Bancorp, Inc.(Nasdaq:FPTB), the parent corporation of Pacific Trust Bank, has announced that its 2004 annual meeting of shareholders will be held 9:00 a.m. PDT on April 21, 2004 at the Bonita Golf Club located at 5540 Sweetwater Road, Bonita, California. Shareholders of record as of March 12, 2004 will be entitled to notice of and to vote at the meeting.
    First PacTrust Bancorp, Inc. is a $624.0 million bank holding company headquartered in Chula Vista, California with eight Pacific Trust Bank branches serving primarily San Diego and Riverside Counties in California.


    CONTACT: First PacTrust Bancorp Inc., Chula Vista
             Hans Ganz, 619-691-1519